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                                                                    Exhibit 10.6

July 10, 2000

Bonnie Charbonneau-Fowler


Dear Bonnie:

I am very pleased to offer you the position of BEYOND.COM'S Vice President of Business Operations. As Vice President of Business Operations, you will report directly to Ronald S. Smith, in his capacity as President and CEO of BEYOND.COM.

Your base salary will be $165,000 annually and will generally be reviewed on an annual basis. You will also be eligible for an annual bonus of $60,000, paid quarterly. During your employment, you will be eligible for all benefits made available to other similarly situated employees of the company from time to time. These benefits may be added to or deleted from the benefits package offered by the company at any time at the discretion of the Board of Directors of the company.

In addition, you will be granted a one-time sign-on bonus of $25,000. Should your employment with BEYOND.COM be terminated by you or for cause prior to your twelve-month anniversary, you will be required to return the sign-on bonus. The return amount will be pro-rated over a twelve-month period, after which time there will be no obligation on your part to return the sign-on bonus.

Also, BEYOND.COM agrees to provide up to $60,000 for travel and lodging expenses to and from Toronto, during your first twelve-month of employment. Should your employment with BEYOND.COM be terminated by prior to your twelve-month anniversary, the company agrees to pay up to $20,000 for the transfer of household goods, including automobile, back to Canada.

When you commence your employment with the company, the company intends to grant you a stock option to purchase 150,000 shares of the company's common stock. One quarter (1/4) of the option shares (37,500) will become exercisable after you have completed six months of employment with the company, and, thereafter one twenty-fourth (1/24) of the option shares (6,250) will become exercisable following each month you remain employed by the company. The grant of the stock options will be subject to the other terms and provisions of the company's stock option plan and stock option agreement and the satisfaction of all federal and state securities laws.

For purposes of this offer letter, any act by you involving fraud, willful malfeasance or similar wrongful acts, or willful and continuing neglect of your duties after notice of such, shall be grounds for you to be "Terminated For Cause." If you are terminated for


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any other reason, you shall be deemed "Terminated Without Cause." In the event that you are terminated without cause, the Company will pay you as agreed upon severance a lump sum one time payment amount equal to six (6) months of your then base salary and annual bonus. You agree that the payments set forth in this offer letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment.

Also, you will be eligible to participate in the "changes-in-control" program as outlined in paragraph 11 on page 9 of the BEYOND.COM CORPORATION 1999 STOCK INCENTIVE PLAN. A copy of this plan is attached for your information.

At all times your employment will be "at will". Under California law this means that it is not for a specified period of time and at any time either you or the company can terminate the employment, with or without cause, by giving notice to the other party. This offer of employment is contingent upon completion of a background investigation.

Bonnie, we look forward to having you join the team and believe you have the ability to make a significant contribution to our success. If you are in agreement with the terms of this offer, please sign below and return it to me by Monday, July 17, 2000.


Sincerely,



Ronald S. Smith
President and CEO




Agreed and Accepted:                                      Date:

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Bonnie Charbonneau-Fowler


Start Date:

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